SEABOARD CORPORATION

        9000 West 67th Street
        Shawnee Mission, Kansas 66202


        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        APRIL 27, 1998




    Notice is hereby given that the 1998 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Tara Hotel, 320 Washington Street, Newton, Massachusetts, on Monday, the 27th day of April, 1998, at 10 o'clock in the forenoon for the following purposes:

1.      To elect four Directors of the Company.

2. To consider and act upon the selection of KPMG Peat Marwick LLP as independent auditors of the Company.

3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

    The close of business on Monday, March 2, 1998, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The books for the transfer of stock will not be closed.

    If you do not expect to be present personally at the Annual Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


By order of the Board of Directors,



MARSHALL L. TUTUN, Secretary

March 26, 1998

        SEABOARD CORPORATION
        9000 West 67th Street
        Shawnee Mission, Kansas  66202

        PROXY STATEMENT
        ANNUAL MEETING OF STOCKHOLDERS
        APRIL 27, 1998

March 26, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 27, 1998, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.
    The close of business on Monday, March 2, 1998, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.
    This Proxy Statement is first being sent to stockholders on or about March 26, 1998. The consolidated financial statements of the Company for the fiscal year ended December 31, 1997, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1996, are contained in the Annual Report which is mailed to stockholders herewith.
    Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein, and "for" ratification of the selection of KPMG Peat Marwick LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.
    Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.
    A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.

    The remaining proposal set forth herein requires the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.
    The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.
    The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 2, 1998. A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.

PRINCIPAL STOCKHOLDERS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 1998. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

        Name and Address                                  Percent
      of Beneficial Owner         Amount of Stock         of Class
      -------------------         ---------------         --------
Seaboard Flour Corporation (1)      1,120,511.75            75.3
200 Boylston Street
Chestnut Hill, MA 02167

Franklin Mutual Advisors, Inc.(2)      95,587.00             6.4
51 John F. Kennedy Parkway
Short Hills, NJ 07078


(1) Mr. H. Harry Bresky, President of the Company, his brother Otto Bresky, Jr., and sister, Marjorie B. Shifman, own and have sole voting power over 36,358 shares, 80,203 shares and 15,951 shares, respectively, of the Common Stock of Seaboard Flour Corporation.
These individuals and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 219,229 shares, or 95.0%, of the Common Stock of Seaboard Flour Corporation.
Such family members in addition have beneficial ownership of a total of 34,815 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of Common Stock of Seaboard Flour Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.
(2) Beneficial ownership by Franklin Mutual Advisors, Inc. ("FMAI") is based on an initial Schedule 13G that was filed with the Securities and Exchange Commission on February 12, 1997. On November 1, 1996,
FMAI acquired certain assets of Heine Securities Corporation ("HSC") which owned certain shares of the Company previously reported on prior
Schedule 13G filings by HSC. Franklin Resources, Inc. ("FRI"), the parent holding company of FMAI, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, may be deemed to be beneficial owners of the securities held by FMAI, but each disclaims any economic interest or beneficial ownership of such shares.

    Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1997, all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company and beneficial owners of more than 10% of the Company's Common Stock have been timely filed.






ITEM 1:  ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of Directors at four. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following four persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr. H. Harry Bresky is the father of Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990 and was reelected by the stockholders at the last annual meeting. Mr. Thomas J. Shields has served as a Director since 1992 and was reelected by the stockholders at the last annual meeting. Mr. David A. Adamsen has served as Director since 1995 and was reelected by the stockholders at the last annual meeting. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. As of January 31, 1998, the four nominees beneficially owned securities of the Company in the amounts shown:

                                                         Amount of Stock (1)
                                                         --------------------
                    Principal Occupations                Common      Percent
      Name              and Positions                     Stock      of Class
      ----          ---------------------                --------    --------
H. Harry Bresky     Director and President,              5,611 (2)      0.4
    Age 72          Seaboard Corporation;
                    President, Treasurer and
                    Director, Seaboard Flour
                    Corporation.

Joe E. Rodrigues    Director (since 1990) and              200          0.01
    Age 61          Member of Audit Committee
                    (since 1992), Executive Vice
                    President and Treasurer,
                    Seaboard Corporation.

Thomas J. Shields   Director and Member of Audit             0          0
    Age 50          Committee (since 1992),
                    Seaboard Corporation; President
                    (since 1991), Shields & Co., Inc.,
                    investment banking firm; Director,
                    (since 1997), B.J.'s Wholesale
                    Club, Inc., warehouse merchandising
                    company; Director (1992 to 1997),
                    Waban, Inc., warehouse merchandising
                    company; Director (since 1996),
                    Versar, Inc., environmental
                    consulting company.

David A. Adamsen    Director and Member of Audit             0          0
    Age 46          Committee (since 1995),
                    Seaboard Corporation; Vice President
                    of Special Projects (since 1998),
                    Dean Foods Company, dairy specialty-
                    food processor and distributor;
                    President and General Manager (1986
                    to 1998), Penny Curtiss Baking Co.,
                    bakery processing plant; Vice
                    President-Manufacturing (1994 to
                    1998), The Penn Traffic Co., retail
                    and wholesale food distribution
                    company.

Beneficial ownership of all Directors and executive
officers as a group (8 individuals).                        8,349 (3)      0.6




(1) The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour Corporation stock as more fully described under the Principal Stockholders section herein. Mr. H. Harry Bresky had record and beneficial ownership of 36,358 shares (15.8%) of the outstanding Common Stock of Seaboard
Flour Corporation as of January 31, 1998. In addition, 65,427 shares are held in various Trusts for the benefit of Mr. Bresky's issue.
Except for certain annuities to be received from two of the Trusts, Mr. Bresky disclaims any beneficial ownership of these shares.
(2) These shares exclude 5,285 shares (0.4% of the class) held by Mr. H. Harry Bresky's wife, as to which Mr. Bresky disclaims any beneficial interest.
(3) In addition to the ownership of shares by the individuals shown in this table, these shares include 2,538 shares (0.2% of class) owned by Mr. Steven J. Bresky. No other executive officer named in the Executive Compensation and Other Information section herein owns any shares.

    In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Audit Committee consists of three members: Messrs. Thomas J. Shields, David A. Adamsen and Joe E. Rodrigues, all of whom are nominees for Director listed herein. The primary function of the Audit Committee is to ensure the effectiveness of the Company's internal control structure and financial reporting process. The Company has no nominating or compensation committee.
    The Board of Directors held eight meetings in fiscal 1997, four of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held one meeting in fiscal 1997. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.
    Each non-employee Director receives $5,000 quarterly and an additional $1,500 per meeting of the Audit Committee of the Board.


EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer and the four other highest paid executive officers of the Company for such period in all capacities in which they have served:

                             SUMMARY COMPENSATION TABLE
                                 Annual Compensation
                            ----------------------------------

Name                                                Other (3)         (4)
and                             (1)       (2)       Annual        All Other
Principal                      Salary    Bonus   Compensation    Compensation
Position             Year       ($)       ($)        ($)             ($)
-------------------------------------------------------------------------------
H. Harry Bresky      1997     558,963    400,000     7,786          4,800
President            1996     539,119    185,000     8,174          4,500
(Chief Executive     1995     517,226    370,000     8,130          4,500
   Officer)

Joe E. Rodrigues     1997     451,819    200,000     7,786          4,800
Executive Vice       1996     474,093    100,000    97,724          4,500
President and        1995     450,426    200,000   118,993          4,500
Treasurer

Rick J. Hoffman      1997     298,801    200,000     6,838          4,800
Vice President       1996     299,160     50,000    44,400          4,500
                     1995     262,667    100,000    57,029          4,500

Steven J. Bresky     1997     243,771    150,000     3,549          4,800
Vice President       1996     254,081     50,000    48,998          4,500
                     1995     217,172    100,000    57,751          4,500

Robert L. Steer (5)  1997     173,701    100,000       --           4,736
Vice President -     1996     139,269     50,000    16,814          4,500
Finance              1995     112,344     30,000    15,252          3,990


(1) Salary includes amounts deferred at the election of the named executive officers under the Company's 401(k) retirement savings plan.

(2) Reflects bonus earned for each fiscal year presented.

(3) Other Annual Compensation earned for fiscal 1997 represents benefits under the Supplemental Executive Retirement Plan described herein.
        Other Annual Compensation earned for fiscal 1996 represents benefits under an Executive Retirement Plan and the Supplemental
Executive Retirement Plan described herein. The amounts of these benefits for fiscal 1996 are as follows: (i) Executive Retirement
Plan: Rodrigues $89,550, Hoffman $36,226, S. Bresky $40,824, and Steer $15,475; and (ii) Supplemental Executive Retirement Plan: H. Bresky
$8,174, Rodrigues $8,174, Hoffman $8,174, S. Bresky $8,174 and Steer
$1,339.
    Other Annual Compensation earned for fiscal year 1995 represents benefits under an Executive Retirement Plan and the Supplemental
Executive Retirement Plan described herein. The amounts of these benefits for fiscal year 1995 are as follows: (i) Executive
Retirement Plan:  Rodrigues $110,863, Hoffman $48,899, S. Bresky
$50,562, and Steer $15,252; and (ii) Supplemental Executive Retirement
Plan:  H. Bresky $8,130, Rodrigues $8,130, Hoffman $8,130 and S.
Bresky $7,189.
(4) All Other Compensation represents the Company contributions to the Company's 401(k) retirement savings plan on behalf of the named executive officers. Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either
$50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.
(5) Mr. Steer was elected by the Board of Directors of the Company as Vice President - Finance effective April 22, 1996.

RETIREMENT PLANS

EXECUTIVE RETIREMENT PLAN. The Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") provides retirement benefits for a select group of officers and managers including the Chief Executive Officer and the four other highest paid executive officers. Effective January 1, 1997, the Executive Retirement Plan provides that participants will accrue a benefit in an amount equal to 2.5% of the final average remuneration (salary plus bonus) of the participant multiplied by the years of service from January 1, 1997, reduced by the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below) available to all full time employees of the Company, which benefit is payable beginning at normal retirement. Benefits under the plan are unfunded. As of December 31, 1997, all of the Named Officers are fully vested and have one year of service as defined in the Executive Retirement Plan. The table below shows annual benefits by remuneration and years of service beginning with fiscal 1997.

                         EXECUTIVE RETIREMENT PLAN TABLE
                       YEARS OF SERVICE FROM JANUARY 1, 1997


REMUNERATION            15          20          25          30          35
$ 125,000             27,500      36,700      45,800      55,100      64,200
$ 150,000             32,600      43,400      54,300      65,100      76,100
$ 175,000             40,200      53,600      67,100      80,500      93,800
$ 200,000             49,600      66,100      82,700      99,200     115,700
$ 225,000             59,000      78,600      98,300     118,000     137,600
$ 250,000             68,400      91,100     114,000     136,700     159,500
$ 300,000             87,100     116,100     145,200     174,200     203,200
$ 400,000            124,600     166,100     207,700     249,200     290,700
$ 450,000            143,400     191,100     239,000     286,700     334,500
$ 500,000            162,100     216,100     270,200     324,200     378,200

    The benefits provided under the Executive Retirement Plan for years prior to 1997 are included in the Summary Compensation Table above, except with respect to Mr. H. Bresky, whose benefit is described below under Frozen Executive Retirement Plan Benefit.




FROZEN EXECUTIVE RETIREMENT PLAN BENEFIT. Mr. H. Bresky is 100% vested in an Executive Retirement Plan frozen effective December 31, 1996 in which he has accrued an annual benefit of $22,500 upon his retirement payable in the form of a single life annuity with a ten-year certain provision.

SEABOARD CORPORATION PENSION PLAN. The Seaboard Corporation Pension Plan provides defined benefits for its domestic salaried and clerical employees. Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participates in the Seaboard Corporation Pension Plan. Benefits under the plan are generally based upon the number of years of service and a percentage of final average remuneration (salary plus bonus) but are limited by federal law. As of December 31, 1997, all of the Named Officers are fully vested and have one year of service as defined in the Seaboard Corporation Pension Plan. The table below shows benefits by remuneration and years of service.

                                PENSION PLAN TABLE
                       YEARS OF SERVICE FROM JANUARY 1, 1997


REMUNERATION      15          20          25          30          35
$ 125,000       19,400      25,800      32,300      38,700      45,200
$ 150,000       23,700      31,600      39,500      47,400      55,200
$ 175,000       25,400      33,900      42,300      50,800      59,300
$ 200,000       25,400      33,900      42,300      50,800      59,300
$ 225,000       25,400      33,900      42,300      50,800      59,300
$ 250,000       25,400      33,900      42,300      50,800      59,300
$ 300,000       25,400      33,900      42,300      50,800      59,300
$ 400,000       25,400      33,900      42,300      50,800      59,300
$ 450,000       25,400      33,900      42,300      50,800      59,300
$ 500,000       25,400      33,900      42,300      50,800      59,300

FROZEN RETIREMENT PLAN. Each of the individuals named in the Summary Compensation Table is 100% vested under a certain defined benefit plan
which was frozen at December 31, 1993.    A definitive actuarial
determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are as follows: H. Bresky $120,108, Rodrigues $61,602, Hoffman $32,063, S. Bresky $32,796 and Steer $15,490.
The benefits are payable for life with a ten-year certain provision.


SUPPLEMENTAL RETIREMENT PLANS.  The Supplemental Executive Retirement
Plan provides for cash compensation in an amount equal to 3% of a participant's annual compensation in excess of $160,000 ($150,000 for fiscal 1996 and 1995) but not greater than $300,000. Additionally, the amounts paid pursuant to this plan are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Retirement Plan is reported in the Summary Compensation Table herein.
    In addition to the Supplemental Executive Retirement Plan, the Company has agreed to provide a supplementary pension benefit to Messrs. H. Bresky and Rodrigues. Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company. As of January 1, 1998, Mr. Rodrigues was entitled to receive annual estimated benefits of $267,169 under this supplementary plan upon his retirement. Subsequent to his retirement, the benefit will increase annually based on the change in the Consumer Price Index. Mr. H. Bresky is entitled to a supplementary annual pension for life with a ten-year certain provision in the amounts of $410,088 per year. Under these plans, payment of benefits commences with the executive's retirement from the Company.
    None of the benefits payable under the aforementioned plans contain an offset for social security benefits.


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.
    The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is directly and materially performance based with a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.
    Base compensation and increases thereto for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

- Competitive salary ranges at or above the 50th percentile of comparable sized firms. Because the industries in which Seaboard most actively operates (food and marine transportation) do not correlate precisely with any one category in the national salary surveys utilized by the Company, the compensation peer group is not the same as the peer group index in the Comparison of Five-Year Cumulative
Total Return graph herein.
- The state of the economy, which includes the performance of companies in similar industries and such key economic factors as the Consumer Price Index for Urban Wage Earners ("CPI-W").
- The diversity and complexity of the Company's businesses.
- An assessment of corporate performance, which includes such measures as revenue, profitability, return on assets, return on equity, cost containment, financial risk and achievement of non-financial strategic objectives.
- An assessment of the officer's performance based on various competency factors and the tracking of individual performance objectives.

    As Chief Executive Officer, Mr. H. Harry Bresky's base compensation is determined by a review of the Company's progress in meeting its goals and objectives and a review of a management compensation survey prepared by an independent consulting service. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of entities with similar revenues is comparable at about the 50th percentile to the base compensation paid to Mr. H. Harry Bresky.
    Discretionary bonuses for executive officers, including the Chief Executive Officer, are determined by the Board of Directors in accordance with an executive bonus plan and an annual assessment of the Company's financial performance and each officer's individual contribution to that performance. Aggregate bonuses for employees not otherwise compensated by a particular operating division, which includes Messrs. H. Bresky, Rodrigues, and Steer, are computed at 2/100ths of a percent of sales and 2% of earnings before taxes for the Company as a whole. The determination of the bonus pool for employees compensated by a particular division, which includes Messrs. Hoffman and S. Bresky, is based on a two-part formula. The first part, referred to as "the basic bonus," is computed as a ratio of sales by operating division to total corporate sales applied to the basic bonus amount as determined by the Board of Directors. The second part of the contribution, referred to as "the supplemental bonus," is based on the return on net assets employed in excess of 10% of the average assets employed by the division, subject to a maximum cap determined each year by the Board of Directors for each line of business. The allocation of the operating division bonuses is made by the division head subject to the approval of the Executive Vice President of the Company. Furthermore, no executive officer may receive a bonus greater than 100% of his base compensation.

    The foregoing report has been furnished by the Board of Directors:

H. Harry Bresky
Joe E. Rodrigues
Thomas J. Shields
David A. Adamsen




COMPANY PERFORMANCE

    The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.
    The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1992, and ending
December 31, 1997:

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
        SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE MARKET VALUE INDEX, AND DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES

                              Seaboard Corporation
                                                   American Stock
                     Seaboard        Industry     Exchange Market
                   Corporation         Index        Value Index
                   -----------       --------     ----------------
        12/31/97       243              203              177
        12/31/96       146              151              146
        12/31/95       145              129              137
        12/31/94        88              101              109
        12/31/93       100               93              120
        12/31/92       100              100              100


        *Industry Index: A weighted average by market capitalization of the companies comprising the Dow Jones Food and Marine Transportation Industry indices.



    The total cumulative return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1992, and that all dividends were reinvested.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has no compensation committee. Messrs. H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.
    The Company engages in shipping operations. Through wholly owned subsidiaries the Company and Seaboard Flour Corporation provide certain services relating to these operations. Mr. H. Bresky is the President, Treasurer, Director and principal stockholder of Seaboard Flour Corporation. During fiscal year 1997, Carlos Shipping Limited, a wholly owned subsidiary of Seaboard Flour Corporation, paid the Company $86,000 for ship management fees. The Company paid Carlos Shipping Limited $1,656,280 for time and voyage charter fees related to the vessel, MV African Azalea, from which Carlos Shipping Limited reimbursed $1,498,466 for ship operating costs advanced by the Company. The Company believes these fees to be prevailing market rates.
    During the Company's fiscal year ended December 31, 1997, the Company and Carlos Shipping Limited were indebted to each other in varying amounts for expenses primarily related to chartering and management services. Interest was charged on such indebtedness related to the management services at the prime lending rate. The largest net amount outstanding during the year from Carlos Shipping Limited to the Company was $333,851 at August 2, 1997. The largest net amount outstanding during the year from the Company to Carlos Shipping Limited was $66,556 at November 29, 1997. The net amount outstanding at January 31, 1998, was from Carlos Shipping Limited to the Company in the amount of $56,131.
    During the Company's fiscal year ended December 31, 1997, the Company and Seaboard Flour Corporation were indebted to each other in varying amounts. Advances due from Seaboard Flour Corporation to the Company bear interest at the prime lending rate while advances due to Seaboard Flour Corporation from the Company bear interest at one month LIBOR plus 40 basis points. The largest net amount outstanding from the Company to Seaboard Flour Corporation during the year was $1,010,392 at November 1, 1997. The largest net amount outstanding from Seaboard Flour Corporation to the Company during the year was $1,360,479 at June 28, 1997. The net amount outstanding at January 31, 1998, was from Seaboard Flour Corporation to the Company in the amount of $975,699. Such borrowings were primarily used for working capital purposes.


ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

    The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG Peat Marwick LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG Peat Marwick LLP as independent auditors of the Company even if not approved by the stockholders.
    Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.



OTHER MATTERS

    The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.
    Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.



STOCKHOLDER PROPOSALS

    Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 26, 1998, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

ADDITIONAL INFORMATION

    Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K is also available on the internet at www.seaboardcorp.com.